Exhibit 10.1

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”), dated as of February 26, 2009 (the “First Amendment Date”), is made by and among MCG CAPITAL CORPORATION (the “Borrower”), the financial institutions party hereto as Lenders, and SUNTRUST BANK, as administrative agent for itself and the Lenders (the “Agent”).

RECITALS:

WHEREAS, the Borrower, the Agent, the Lenders and SunTrust Robinson Humphrey, Inc. entered into that certain Revolving Credit Agreement, dated as of May 30, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Credit Agreement);

WHEREAS, Borrower has requested that the Agent and the Lenders amend certain terms and provisions of the Credit Agreement; and

WHEREAS, the Agent and the Lenders are willing to amend the Credit Agreement as set forth herein, subject to the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the following definitions in their entirety as follows:

“Commitment: For each Lender, the amount specified with respect to such Lender on Schedule 1.1 to the First Amendment, or pursuant to the relevant Assignment and Assumption Agreement, as such Lender’s maximum commitment with respect to Loans and participations in Letters of Credit, in each case pursuant to this Credit Agreement.”

“Federal Funds Rate Margin: Five and one-quarter of one percent (5.25%) per annum; provided, that at any time that the Federal Funds Rate is less than twenty-five (25) basis points lower than LIBOR, the Federal Funds Rate Margin shall be reduced to four and one-quarter of one percent (4.25%) per annum.”

“Maximum Aggregate Available Amount: $35,000,000, as such amount may be decreased from time to time in accordance with §2.5.1(b) or §2.5.3 or as may be reduced to zero upon the acceleration of the Obligations during the occurrence of an Event of Default pursuant to §8.”

“Private Placement Debt: The senior, unsecured Indebtedness of Borrower issued pursuant to (i) that certain Note Purchase Agreement executed by Borrower on October 11, 2005, as amended by an amendment substantively in all material respects as set forth on Exhibit A to the First Amendment (as so amended and as such agreement may be further amended and otherwise modified from time to time to the extent permitted herein), and (ii) that certain Note Purchase Agreement executed by Borrower on October 3, 2007, as amended by an amendment substantively in all material respects as set forth on Exhibit A to the First Amendment (as so amended and as such agreement may be further amended and otherwise modified from time to time to the extent permitted herein).”

“Swingline Commitment: -$0-.”

(b) Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions thereto in proper alphabetical sequence:

“2006-1 CLO: MCG Commercial Loan Trust 2006-1, a Delaware statutory trust that is indirectly wholly-owned by the Borrower.”

“2006-1 CLO Indenture: means the Indenture dated as of April 18, 2006 by and between 2006-1 CLO, as the issuer, and the 2006-1 CLO Trustee.”

“Advance Prepayment: any prepayment designated by Borrower as an “Advance Prepayment” in any Prepayment Notice, and the payment of which has resulted in a permanent reduction in the Maximum Aggregate Available Amount pursuant to §2.5.2(c).”

“Applicable Prepayment Percentage: as of any date of determination, a percentage equal to 60%; provided, that if at any time a Subsidiary Non-Recourse Debt Event of Default has occurred and is continuing and a Private Placement Accelerated Payment Event has occurred and is continuing, the Applicable Prepayment Percentage shall equal 88%.”

“CLFT: MCG Commercial Loan Funding Trust, a Delaware statutory trust that is indirectly wholly-owned by the Borrower.”

“Excess Prepayment: As defined in §2.5.1(b).”

“First Amendment: that certain First Amendment to Revolving Credit Agreement dated as of February 26, 2009, by and among Borrower, the Lenders and the Agent.”

“Monetization Event: any transaction or event that results in Net Cash Proceeds of Portfolio Investments.”

“Net Cash Proceeds of Portfolio Investments: Any cash or cash equivalents actually received by the Borrower or any of its Subsidiaries (other than SPE Subsidiaries and Solutions Capital and its Subsidiaries) from (a) the repayment (including any regularly scheduled payments thereof) or prepayment of principal on account of any Portfolio Investment owned by Borrower or its Subsidiaries (excluding the SPE Subsidiaries and Solutions Capital and its Subsidiaries) (other than, with respect to a revolving credit facility, prepayments that are not accompanied by, or that do not otherwise result in, a reduction or termination of the commitments of the lenders thereunder), (b) any sale, transfer or other disposition of any Portfolio Investment (whether or not such Portfolio Investment constitutes an Eligible Investment hereunder) owned by Borrower or its Subsidiaries (excluding the SPE Subsidiaries and Solutions Capital and its Subsidiaries), but excluding sales to Solutions Capital or an SPE Subsidiary, (c) any sale, transfer or other disposition of any Subsidiary of the Borrower (including, without limitation, each SPE Subsidiary and Solutions Capital and its Subsidiaries) other than a transfer to the Borrower or another Subsidiary, or (d) the release of cash or cash equivalents to the Borrower or any Subsidiary of the Borrower from any escrow or contingency arrangement in relation to any of the foregoing transactions consummated after the First Amendment Date, after deducting therefrom (without duplication) in connection with any transaction described in clauses (a) through (d) of this definition, (1) all costs and expenses incurred by the Borrower or such Subsidiary in connection with any such transaction, (2) to the extent received by the Borrower or any Subsidiary, the portion of such cash or cash equivalents payable by the Borrower or such Subsidiary to third parties having a co-lender or participation interest in the related Portfolio Investment, (3) to the extent received by the Borrower or any Subsidiary, the portion of such cash or cash equivalents that are required to be held in escrow pursuant to the documentation giving rise to such transaction, and (4) to the extent received by the Borrower or any Subsidiary, the portion of such cash or cash equivalents that are required to be rolled over or reinvested in a related Portfolio Investment, in each case by the documentation giving rise to such transaction.”

“Permitted Intercompany Indebtedness: Unsecured Debt of any Subsidiary owing to Borrower in an aggregate principal amount at any time not to exceed $10,000,000.”

“Prepayment Notice: As defined in §2.5.2(b).”

“Private Placement Accelerated Payment Event: any event that results in the holders of Private Placement Debt receiving cash net proceeds of Portfolio Investment monetizations at a rate of 60% under the terms of the Private Placement Debt agreements.

“Quarterly Cash Coverage Ratio: As measured as of the last day of each Fiscal Quarter for such Fiscal Quarter of Borrower and its Consolidated Subsidiaries on a consolidated basis, the ratio of (a) the sum of (i) Total Revenue for such Fiscal Quarter, less (ii) to the extent included in the calculation of Total Revenue for such Fiscal Quarter, all “payment in kind” (PIK) interest and dividends that are accrued by but not paid in cash to Borrower during such Fiscal Quarter with respect to any Portfolio Investment of Borrower or its Consolidated Subsidiaries, plus (iii) to the extent not otherwise included in the calculation of Total Revenue for such Fiscal Quarter, all “payment in kind” (PIK) interest and dividends that are paid to Borrower in cash during such Fiscal Quarter with respect to any Portfolio Investment of Borrower or its Consolidated Subsidiaries, to (b) the sum of (i) “total operating expenses” for such Fiscal Quarter (calculated in a manner consistent the audited Financials for Borrower’s fiscal year ended December 31, 2007), minus (ii) to the extent included in total operating expenses, non-cash amortization of employee and director restricted stock awards, minus (iii) to the extent included in total operating expenses, non-cash amortization of restructuring expenses and charges in aggregate amount not to exceed $3,000,000 for any Fiscal Quarter, minus (iv) to the extent included in total operating expenses, non-cash amortization and depreciation expenses (other than non-cash amortization of restructuring expenses and charges); in each instance for such Fiscal Quarter and, to the extent applicable, as determined in accordance with GAAP.”

“Subsidiary Non-Recourse Debt:(a) the Debt of an SPE Subsidiary, and (b) the Debt evidenced by certain debentures issued from time to time by Solutions Capital through the debenture funding program with the U.S. Small Business Administration, provided that in the case of either clause (a) or (b), (1) so long as the Borrower and its Consolidated Subsidiaries other than the relevant SPE Subsidiary or Solutions Capital is not by contract or otherwise liable for such debt and the lender thereunder has not otherwise successfully established any such liability to the Borrower, and (2) as such debt (and related agreements) may be amended, supplemented, restated, increased, refinanced, replaced or otherwise modified from time to time or any successor thereto.

“Subsidiary Non-Recourse Debt Event of Default: a default by an SPE Subsidiary or Solutions Capital in (a) the payment of any principal of or premium or make-whole amount or interest or fee on any Subsidiary Non-Recourse Debt beyond any period of grace provided with respect thereto, or (b) the performance of or compliance with any term (including payment term) of any Subsidiary Non-Recourse Debt or any other condition exists, and as a consequence of such default or condition either (i) such Subsidiary Non-Recourse Debt has become, or has been declared (or one or more Persons are entitled to declare such debt to be) due and payable before its stated maturity or before its regularly scheduled dates of payment or (ii) such SPE Subsidiary or Solutions Capital is obligated to purchase or repay such Subsidiary Non-Recourse Debt before its regular maturity or before its regularly scheduled dates of payment.

“Total Revenue: for any period, with respect to Borrower and its Consolidated Subsidiaries, on a consolidated basis, “Total revenue” for such period (calculated in a manner consistent with the audited Financials for Borrower’s fiscal year ended December 31, 2007).”

“Unapplied Advance Prepayments: as of any date of determination, the aggregate amount of all Advance Prepayments which have not, prior to such date, been deducted pursuant to §2.5.1(b)(iv) from the amounts required to prepay the Loans under §2.5.1(b).”

(c) Section 1.1 of the Credit Agreement is hereby amended by deleting the following terms therefrom: “Commitment Increase”, “Commitment Increase Date”, “Increasing Lender”, “New Lender”, “Permitted Subsidiary Indebtedness”, “Swingline Exposure”, “Swingline Loan”, “Swingline Loan Request”, and “Swingline Rate”.

(d) Section 2.3 of the Credit Agreement (including, without limitation, subsections 2.3.1 through 2.3.5) is hereby amended and restated in its entirety as follows:

“2.3 Reserved.”

(e) Section 2.4.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“2.4.1 In General. So long as no Event of Default has occurred and is continuing, (i) each Loan that is a LIBOR Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of four percent (4.00%) per annum above the LIBOR Rate determined for such Interest Period, (ii) each Loan that is a Prime Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of two and one-half of one percent (2.50%) per annum above the Prime Rate, and (iii) each Loan that is a Federal Funds Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at a rate per annum equal to the Federal Funds Rate Margin plus the Federal Funds Rate. Borrower promises to pay interest on the Loans or any portion thereof outstanding during each Interest Period in arrears on each Interest Payment Date applicable to such Interest Period.”

(f) Section 2.5.1 of the Credit Agreement is hereby amended by amending and restating clauses (b) and (c) therein in their entirety as follows:

“(b) (i) Within five (5) Business Days after each date upon which Borrower and its Subsidiaries have received aggregate Net Cash Proceeds of Portfolio Investments in excess of $3,000,000 (in each case since the later of the First Amendment Date or the last date Borrower has made any prepayment required under this §2.5.1(b)), Borrower shall prepay the Loans and the Private

Placement Debt in an aggregate amount equal to (A) (1) the Applicable Prepayment Percentage as of such date, multiplied by (2) the amount of such Net Cash Proceeds of Portfolio Investments, minus (B) the amount of any Excess Prepayment made prior to such date which has not previously been used as a deduction pursuant to this subclause (B).

(ii) On any date a prepayment is required under clause (i) of this §2.5.1(b), Borrower may elect, in addition to and not in substitution of such required prepayment, to make an additional prepayment of the Loans and Private Placement Debt on such date in excess of the amount of such required prepayment (such excess, an “Excess Prepayment”).

(iii) Each prepayment required under clause (i) of this §2.5.1(b) and each Excess Prepayment shall be applied on a pro rata basis to the Loans and the Private Placement Debt based on the respective outstanding principal balances thereof on the date of such prepayment. For the purposes of determining the outstanding principal balance of the Loans under this clause (iii) on any date, the principal balance of the Loans shall be deemed increased by an amount equal to the aggregate amount of all Unapplied Advance Prepayments as of such date.

(iv) Following the determination of any prepayment amount required to be applied to the Loans pursuant to and in accordance with clause (iii) of this §2.5.1(b), such amount shall be reduced by the aggregate amount of all Unapplied Advance Prepayments as of the applicable prepayment date.

(v) Borrower shall, at the time of each prepayment required under clause (i) of this §2.5.1(b), deliver to the Agent a certificate executed by a Financial Officer of Borrower setting forth, (A) the amount of Net Cash Proceeds of Portfolio Investments related to such prepayment and the date on which such proceeds were received, (B) the amount of Cash owned by the Borrower and its Subsidiaries as of such date, and the resulting Applicable Prepayment Percentage with respect to such prepayment, (C) the respective outstanding principal balances of the Loans and Private Placement Debt on such date (prior to giving effect to such prepayment), (D) the amount of any Advance Prepayment or Excess Prepayment that is permitted to be deducted from the required prepayment amount pursuant to clause (i) of this §2.5.1(b), and (E) the aggregate amount of such prepayment (and any Excess Prepayment) and the corresponding amounts thereof that are required to prepay the Loans and Private Placement Debt, respectively.

(vi) Each prepayment of the Loans required by this §2.5.1(b) and each Excess Prepayment shall cause a simultaneous permanent reduction in the Maximum Aggregate Available Amount in an amount equal to the amount of each such prepayment or Excess Prepayment, effective as of the date of each such prepayment or Excess Prepayment. Reductions of the Maximum Aggregate Available Amount shall also reduce, pro rata, the respective Commitments of Lenders. Any reduction in the Maximum Aggregate Available Amount below the Letter of Credit Sublimit shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Letter of Credit Sublimit.

(c) If at any time the outstanding principal amount of the Loans plus Letter of Credit Outstandings shall exceed the Maximum Aggregate Available Amount at such time, then Borrower shall immediately pay to Agent for the ratable benefit of Lenders and application to the Loans the amount of such excess, plus all accrued interest thereon (in each case ratably in accordance with the respective interests of Lenders therein).”

(g) Section 2.5.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

2.5.2 Optional Repayment; Advance Prepayments; Notice; Reborrowing; Etc.

(a) Borrower may elect to prepay the outstanding principal of all or any part of any Loan, without premium or penalty, in a minimum amount of $250,000 with respect to prepayment of any LIBOR Loan and in a minimum amount of $100,000 with respect to prepayment of any Federal Funds Rate Loan or Prime Rate Loan, provided that any full or partial prepayment of the outstanding amount of any LIBOR Loans made on any date other than the last day of the Interest Period relating thereto shall be subject to §3.5.

(b) Borrower shall give Agent prior written notice (a “Prepayment Notice”) of any proposed prepayment of any Loan pursuant to this §2.5.2, which notice shall be given no later than 12:00 noon New York time at least three (3) Eurodollar Business Days prior to any proposed prepayment of any LIBOR Loan and at least one (1) Business Day prior to any proposed prepayment of any Federal Funds Rate Loan or Prime Rate Loan. Each such notice shall specify the proposed date of such prepayment and the amount to be prepaid. Agent will provide such notice to Lenders promptly upon its receipt thereof.

(c) Borrower may specify in any Prepayment Notice that the proposed prepayment described therein shall be an “Advance Prepayment” and, upon such designation, the making of such prepayment shall cause a simultaneous permanent reduction in the Maximum Aggregate Available Amount in an amount equal to the amount of each such prepayment. Reductions of the Maximum Aggregate Available Amount shall also reduce, pro rata, the respective Commitments of Lenders. Any reduction in the Maximum Aggregate Available Amount below the Letter of Credit Sublimit shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Letter of Credit Sublimit.

(d) Except with respect to Advance Prepayments, Borrower shall be entitled to reborrow amounts prepaid pursuant to this §2.5.2 at any time and from time to time during the Revolving Credit Availability Period upon the terms and subject to the conditions of this Credit Agreement. Each repayment or prepayment of principal of any Loan shall be accompanied by payment of the unpaid interest accrued to such date on the principal being repaid or prepaid.

(h) Section 2.6.3 of the Credit Agreement is hereby amended by deleting the reference to “two and three-quarters percent (2.75%)” contained therein and by substituting “four percent (4.00%)” in lieu thereof.

(i) Section 2.8 of the Credit Agreement (including, without limitation, clauses (a) through (d) thereof) is hereby amended and restated in its entirety as follows:

“2.8 Reserved.”

(j) Section 6.2(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) Defaults and Events of Default. No Default or Event of Default shall have occurred and be continuing.”

(k) Section 7.1(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) Financial Reporting. Borrower shall furnish to the Agent: (i) (A) as soon as publicly available but in any event within ninety (90) days after the close of each fiscal year, its audited Financials for such fiscal year as certified by Borrower’s certified public accountants, and (B) as soon as publicly available but in any event within forty-five (45) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter of each year) its unaudited Financials for such Fiscal Quarter, as certified by the principal financial or accounting officer of Borrower; and (ii) contemporaneously with the delivery of the Financials referred to in (i)(A) and (B) herein, a statement, certified by an officer of Borrower to the best of his or her knowledge, that Borrower is in compliance with the covenants contained in §7 as of the end of the applicable period (or describing the extent to which Borrower is not in compliance with such covenants), that no Default or Event of Default has occurred (or if a Default or Event of Default has occurred, disclosing the nature of such Default or Event of Default) and setting forth in reasonable detail any applicable computations evidencing (A) compliance with the financial covenants set forth in §7.1(l) and (B) compliance with the “asset coverage ratio” as defined in and required by the ICA 1940 (it being understood that delivery by Borrower to the Agent of Borrower’s annual reports on Form 10-K for any such fiscal year and its quarterly report on Form 10-Q for any such Fiscal Quarter, in each instance as filed with the SEC, will satisfy the applicable requirements of §7.1(a)(i)); (iii) within ten (10) Business Days after delivery to the trustee or holders of such Indebtedness, all financial covenant compliance certificates (together with the supporting financial covenant calculations delivered to such trustee or holders) delivered in respect of the Private Placement Debt and any Indebtedness of an SPE Subsidiary incurred in connection with a Securitization Transaction; (iv) within ten (10) Business Days after the end of each fiscal month of Borrower, written notice of any event giving rise to Monetization Event during the previous fiscal month, together with a forecast of the Monetization Events expected to occur in the following fiscal month; and (v) from time to time, at the request of the Agent, such additional financial and other information with respect to Borrower or its Subsidiaries as the Agent may reasonably request.”

(l) Section 7.1(l) of the Credit Agreement is hereby amended by:

(i) amending and restating clause (i) thereof in its entirety as follows, effective as of December 31, 2008:

“(i) Minimum Consolidated Stockholders’ Equity. Borrower shall maintain Consolidated Stockholder’s Equity as measured as of the last day of each Fiscal Quarter of Borrower, commencing with the Fiscal Quarter ending December 31, 2008, of no less than (A) $500,000,000, plus (B) 50% of the cumulative Net Proceeds of Capital Stock/Conversion of Debt received at any time after the First Amendment Date (excluding the Net Proceeds of Capital Stock/Conversion of Debt by a Subsidiary to a Subsidiary or to Borrower).”

(ii) amending and restating clause (iii) thereof in its entirety as follows:

“(iii) Minimum Quarterly Cash Coverage Ratio. Borrower shall cause the Quarterly Cash Coverage Ratio, determined on a consolidated basis for the Borrower and its Subsidiaries, as of the last day of each Fiscal Quarter for such Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 2009, to be not less than 1.25 to 1.00.”;

(iii) amending and restating clause (iv) therein in its entirety as follows:

“(iv) Reserved.”; and

(iv) amending and restating clause (v) thereof in its entirety as follows:

“(v) Minimum Liquidity. Borrower will not permit at any time the amount of Cash to be less than $12,500,000.”

(m) Section 7.2(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) Indebtedness. Borrower shall not, and shall not permit any of its Subsidiaries (other than Solutions Capital, any SPE Subsidiary or any of their respective Subsidiaries) to:

(i) incur any Indebtedness for borrowed money after the First Amendment Date other than the Loans and Permitted Intercompany Indebtedness; or

(ii) incur any other Indebtedness after the Closing Date unless (A) no Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness and (B) so long as after giving effect to such incurrence of Indebtedness (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans or other Indebtedness) the Borrower is in pro forma compliance with the Asset Coverage Ratio required by §7.1(l)(ii).”

(n) Section 7.2(f) of the Credit Agreement is hereby amended by amended and restating clause (iv) therein in its entirety as follows:

“(iv) As used herein, one or more sales, transfers or other dispositions of assets will be deemed a “Substantial Part” of the assets of the Borrower and its Subsidiaries if (A) the book value of assets sold, transferred or otherwise disposed of in a given period of 12 consecutive months ending on the date of any sale, transfer or other disposition of assets exceeds (1) with respect to sales, transfers or dispositions of Portfolio Investments, 25% of Consolidated Total Assets, or (2) with respect to sales, transfers or dispositions of any other assets, 15% of Consolidated Total Assets, in each case determined at the close of the immediately preceding fiscal quarter, or (B) the assets sold, transferred or otherwise disposed of in a given period of 12 consecutive months ending on the date of any sale, transfer or other disposition of assets generated (1) with respect to sales, transfers or dispositions of Portfolio Investments, 25% or more of the consolidated operating profits of the Borrower and its Subsidiaries, or (2) with respect to sales, transfers or dispositions of any other assets, 15% or more of the consolidated operating profits of the Borrower and its Subsidiaries, in each case during the immediately preceding period of four consecutive fiscal quarters; provided, however, that for purposes of the foregoing calculation, there shall not be included (I) any sale, transfer or other disposition of assets (including Portfolio Investments) in the ordinary course of business of the Borrower and its Subsidiaries, (II) any sale, transfer or other disposition of assets from the Borrower to any Subsidiary or from any Subsidiary to the Borrower or another Subsidiary and (III) any sale of assets if a portion of the proceeds of such asset sale equal to the aggregate book value thereof immediately prior to such sale was or is applied within 365 days of the date of such sale of such assets to either (x) the acquisition of assets useful and intended to be used in the operation of the business of the Borrower and its Subsidiaries and having a fair market value (as determined in good faith by the board of directors of the Borrower) at least equal to the book value of the assets so disposed of or (y) the prepayment at any applicable prepayment premium, on a pro rata basis, of Senior Unsecured Debt of the Borrower.”

(o) Section 7.2(f) of the Credit Agreement is hereby amended by adding a new clause (v) thereto as follows:

“(v) After the acceleration of maturity as a result of the occurrence and continuance of an Event of Default under and as defined in the 2006-1 CLO Indenture, the Borrower will not, and will not permit any Subsidiary to, sell, transfer or otherwise dispose of any assets to either CLFT or 2006-1 CLO, respectively; provided, however that the Borrower may and may permit their Subsidiaries to engage in transactions in order to facilitate substitutions of collateral in compliance with the documents governing such facilities and otherwise in the ordinary course of business of the Borrower or such Subsidiary (such transaction being referred to herein as a “Permitted Substitution”) so long as the total amount of Permitted Substitutions with respect to either CLFT or 2006-1 CLO, respectively, does not, in any 12 month period, exceed (i) $15,000,000 at any time prior to the date that the Borrower has made aggregate offers of prepayments of the Private Placement Debt in accordance with §2.5.1(b) of at least $35,000,000; and (ii) $30,000,000 at any time following the date that the Borrower has made aggregate offers of prepayments of the Private Placement Debt in accordance with §2.5.1(b) of at least $35,000,000.”

(p) Section 7.2(g) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(g) Restricted Payments; Investments.

(i) Borrower shall not declare or make, or agree to pay or make, directly or indirectly, any dividend or distribution with respect to the Capital Stock of the Borrower, except that the Borrower may:

(A) declare any dividend so long as the declared payment date thereof is on or after July 1, 2009;

(B) declare and pay dividends and distributions with respect to the capital stock of the Borrower payable solely in additional shares of the Borrower’s Capital Stock; and

(C) declare and pay dividends and distributions in either case in cash or other property in any taxable year of the Borrower in amounts not to exceed the amount that is estimated in good faith by the Borrower to be required to (i) reduce to zero for such taxable year or for the previous taxable year, its investment company taxable income (within the meaning of Section 852(b)(2) of the Code) and reduce to zero the tax imposed by Section 852(b)(3) of the Code, and (ii) avoid federal excise taxes for such taxable year imposed by Section 4982 of the Code.

(ii) Borrower shall not make any prepayments of principal with respect to the Private Placement Debt other than prepayments or Excess Prepayments as required or permitted by §2.5.1(b).

(iii) Borrower shall not, and shall not permit any of its Subsidiaries, to make any payment on account of the purchase, redemption, retirement, cancellation or acquisition of the Capital Stock of Borrower or any Indebtedness of any Subsidiary (including any SPE Subsidiary); provided, that:

(A) Borrower may purchase one or more notes under the 2006-1 CLO Indenture, for an aggregate purchase price not to exceed $5,000,000; and

(B) 2006-1 CLO may use proceeds of Portfolio Investments owned by it to redeem outstanding Indebtedness under the 2006-1 CLO Indenture.”

(q) Section 10(d) of the Credit Agreement is hereby amended (i) by deleting the reference to clause “(viii)” contained therein (but without amending or deleting the language in such clause) and by substituting “(ix)” therefor, and (ii) by deleting the second reference to clause “(vii)” contained therein (but without amending or deleting the language in such clause) and by substituting “(viii)” therefor.

2. Consent to Amendment to Private Placement Debt. Agent and each Lender each hereby consents to the amendments to each of the Note Purchase Agreements governing the Private Placement Debt, in each case, substantively in all material respects as set forth in Exhibit A attached hereto and as and to the extent otherwise permitted under the Credit Agreement.

3. Effectiveness; Conditions Precedent; Covenants to be Fulfilled Upon Effectiveness.

(a) The effectiveness of this Amendment is subject to the following conditions precedent:

(i) receipt by the Agent of counterparts of this Amendment executed by Borrower, the Required Lenders and the Agent; and

(ii) All required corporate action necessary for the valid execution, delivery and performance by Borrower of this Amendment and any other documents executed in connection herewith have been duly and effectively taken, and evidence thereof satisfactory to Agent shall have been provided to Agent.

(b) Not later than 11:00 a.m. (eastern time) on February 27, 2009:

(i) the Borrower shall have repaid all outstanding Swingline Loans and shall have prepaid the Loans so that, after giving effect to this Amendment and the reduction of the Maximum Aggregate Available Amount contemplated hereby, the aggregate outstanding principal balance of the Loans plus Letter of Credit Outstandings does not exceed the Maximum Aggregate Available Amount, as so amended; and

(ii) the Borrower shall have paid to the Agent the Amendment Fee (as defined below) and all other reasonable fees and expenses required to be paid on or contemporaneously with the occurrence of the First Amendment Date.

(c) The failure to timely make any of the payments set forth above in subsection (b) shall constitute an Event of Default under the Credit Agreement.

4. Amendment Fee. In consideration of the foregoing amendments, the Borrower agrees to pay to the Agent, for the ratable benefit of each Lender that has executed and delivered a signature to this Amendment on the First Amendment Date (such Lender, a “Consenting Lender”), an amendment fee (the “Amendment Fee”) in an amount equal to 0.50% multiplied by the aggregate Commitments of the Consenting Lenders (calculated after giving effect to this Amendment).

5. Representations and Warranties. To induce the Agent and the Lenders to enter into this Amendment, Borrower does hereby represent and warrant that as of the date hereof:

(a) no Default or Event of Default exists under the Credit Agreement or any of the other Loan Documents;

(b) the execution, delivery and performance of this Amendment and the transactions contemplated hereby (i) are within the corporate authority of Borrower, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not result in any breach or violation by Borrower of any provision of applicable Requirement of Law or any judgment, order, writ, injunction, license or permit, in each instance binding on Borrower or on any of its properties, except to the extent any such breach or violation could not, with reasonable likelihood, be expected to have a Materially Adverse Effect, (iv) do not violate the Charter Documents of Borrower, (v) do not result in a breach or violation by Borrower of any material agreement to which Borrower is a party or to which any of its material properties or assets are bound, except to the extent any such breach or violation could not, with reasonable likelihood, be expected to have a Materially Adverse Effect, and (vi) do not result in the creation or imposition of any Lien upon any of the assets of Borrower; and

(c) upon execution and delivery of this Amendment by Borrower, this Amendment shall constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with the terms hereof, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that the availability of certain equitable remedies such as specific performance and injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

6. General. This Amendment:

(a) shall be deemed to be a Loan Document;

(b) embodies the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written with respect to such subject matter; and

(c) may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by facsimile shall be equally effective as delivery of a manually executed counterpart to this Amendment.

7. Effect on Credit Agreement. Except as expressly set forth herein, the Agent and the Lenders agree to no waiver or amendment with respect to the Credit Agreement or any other Loan Document, and the Credit Agreement and the other Loan Documents remain in full force in accordance with their respective terms. The Agent’s and the Lenders’ agreeing to the amendments contained herein does not and shall not create (nor shall Borrower rely upon the existence of or claim or assert that there exists) any obligation of the Agent or any Lender to consider or to agree to any further amendment to any Loan Document. In the event that the Agent or Lenders subsequently agree to consider any further amendment to any Loan Document, neither the amendments contained herein nor any other conduct of the Agent shall be of any force or effect on the Agent’s or Lenders’ consideration or decision with respect to any such amendment, and the Agent and Lenders shall have no further obligation whatsoever to consider or to agree to any such amendment. The Agent, on behalf of the Lenders, expressly reserves the right to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in all respects. The amendments agreed to herein shall not constitute a course of dealing at variance with the Credit Agreement so as to require further notice by the Agent or the Lenders to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future. On and after the date hereof, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof”, “therein” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as hereby amended.

8. Expenses. Borrower shall reimburse the Agent for the Agent’s legal fees and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Amendment and all other agreements and documents contemplated hereby.

9. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

10. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.

MCG CAPITAL CORPORATION, as Borrower

By:	/s/ Steven F. Tunney
Name:	Steven F. Tunney
Title:	President & CEO

SUNTRUST BANK, as Agent, Issuing Bank, Swingline Lender and as a Lender

By:	/s/ Robert S. Ashcom
Name:	Robert S. Ashcom
Title:	Director

SOVEREIGN BANK, as a Lender

By:	/s/ Thomas J. Young
Name:	Thomas J. Young
Title:	Vice President

BMO CAPITAL MARKETS INC., as a Lender

By:
Name:
Title:

CHEVY CHASE BANK, F.S.B., as a Lender

By:	/s/ Charles Youles
Name:	Charles Youles
Title:	Vice President

Schedule 1.1

Commitments

Lender	Commitment
SunTrust Bank	$12,500,000
Sovereign Bank	$7,500,000
BMO Capital Markets Inc.	$7,500,000
Chevy Chase Bank, F.S.B.	$7,500,000